EXHIBIT 99.1

                    HALIFAX ANNOUNCES FIRST QUARTER
                           FINANCIAL RESULTS

ALEXANDRIA, VA - August 7, 2003 - Halifax Corporation (AMEX:HX) today announced its financial results for the first quarter ended June 30, 2003.

For the quarter ended June 30, 2003, revenues were $10.7 million versus $14.0 million for the comparable period in 2002, a decrease of 24%.
The revenue decrease was primarily due to reductions in hardware orders from government customers, reflecting the Company's strategy to emphasize a services-oriented model. Revenues also were affected by a temporary slowdown in orders associated with the Virginia Department of Transportation (VDOT) seat management contract. The Company expects that VDOT orders will increase during the remainder of the year.

Net income for the quarter ended June 30, 2003, was $51,000, or $0.02 per basic and diluted share, versus $143,000, or $0.07 per basic and diluted share, for the comparable quarter of 2002. The net income for the quarter ended June 30, 2003, included one-time charges of $90,000 associated with the elimination of redundant staff positions, as the Company continued to refine its structure for cost-effective service delivery.

Charles McNew, president and chief executive officer, noted, "We are continuing our aggressive pursuit of services-only business, reducing our emphasis on lower-margin hardware contracts. Although services orders did not materialize quite as quickly as we'd hoped in the first quarter, we believe we will begin to generate improved margins in the near future."

McNew added, "We are optimistic about our prospects. Our backlog, comprised entirely of services-oriented contracts, increased 15% over the previous quarter, and we're starting to see a flow of new orders in both the maintenance services and federal secure network business. Our acquisition of an enterprise maintenance firm should be completed by the end of this month, strengthening our services and customer base and expanding our geographic network. We expect the acquisition to be accretive, even factoring in the additional shares issued in conjunction with our recently announced private placement. The acquisition also should increase revenues by 15 to 20% in the second half of the fiscal year.

"The fact that members of our board of directors and senior management team have just increased their holdings in the Company reflects our optimism," he continued. "We are investing in the future, and as we stake our leadership position in Enterprise Maintenance Solutions, we plan to grow our existing business, add new clients, increase our government business, and add new partnership arrangements with large global service providers."

McNew concluded, "Our goal is to generate gross margin improvement as we expand our service delivery capabilities and broaden our geographic coverage. Shareholder value is our priority, and we'll focus on increasing revenues and profitability for the year, and we also may consider additional strategic acquisition candidates."

The Company will host a conference call for investors at 11 a.m. EDT on Thursday, August 7, 2003, to review the financial and operational results for the quarter. The conference call phone number is 800-840-6218 for U.S. callers and 212-346-6465 for international callers. The conference call replay will be available from 1 p.m. EDT on Thursday,
August 7, 2003, to 1 p.m. EDT on Friday, August 8.   The replay number
is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21157251.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp. com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                          Halifax Corporation
                        Summary Financial Data
            (In Thousands, except share and per share data)


  Statement of operations            For the three months ended
                                              June 30,

                                              2003          2002
  Revenues                           $      10,676  $     14,015

  Operating income                             199           338

  Other income                                   4             1

  Interest expense                           (147)         (181)

  Income tax benefit (expense)                 (5)          (15)

  Net income                         $          51  $        143


  Earning per common share - basic   $         .02  $        .07

  Earnings per common share -        $         .02  $        .07
  diluted

  Weighted average number of common
  shares outstanding
    Basic                                2,176,363     2,175,613

   Diluted                               2,187,431     2,192,906



  Balance Sheets                   June 30, 2003  March 31, 2003
  Current assets                $        13,396   $       12,354
  Non-current assets                      4,324            4,415

  Total assets                  $        17,720   $       16,769



  Current liabilities           $         8,428   $        7,262
  Non-current liabilities                 9,872           10,138

  Total liabilities             $        18,300   $       17,400

  Stockholders' deficit                    (580)           (631)

  Total liabilities and         $        17,720   $       16,769
  stockholders' deficit
